UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 25, 2006

_______________________________________________________________________

LEE ENTERPRISES, INCORPORATED

(Exact name of Registrant as specified in its charter)

_______________________________________________________________________

Commission File Number 1-6227

Delaware (State of Incorporation)	42-0823980 (I.R.S. Employer Identification No.)

201 N. Harrison Street, Davenport, Iowa 52801

(Address of Principal Executive Offices)

(563) 383-2100

Registrant’s telephone number, including area code

_____________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 25, 2006, Lee Enterprises, Incorporated (the “Company”) issued a News Release announcing the resignation of Terrance C. Z. Egger, a Vice-President – Publishing of the Company, effective May 19, 2006. At that time Mr. Egger will resign from his positions as a Vice-President – Publishing of the Company, as an officer and director of Pulitzer Inc. and as Publisher of the St. Louis Post-Dispatch. A copy of this News Release is furnished as an exhibit to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

	99.1	Lee Enterprises, Incorporated News Release announcing the resignation of Terrance C. Z. Egger, Vice-President - Publishing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEE ENTERPRISES, INCORPORATED

Date: April 25, 2006	By:	/s/Carl G. Schmidt
Carl G. Schmidt
Vice President, Chief Financial Officer,
and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Lee Enterprises, Incorporated News Release announcing the resignation of Terrance C. Z. Egger, Vice-President - Publishing.

EXHIBIT 99.1 - News Release

201 N. Harrison St.
Davenport, IA 52801-1939
www.lee.net

 NEWS RELEASE

 Publisher of St. Louis Post-Dispatch announces plans to leave

ST. LOUIS, Mo. (April 25, 2006) — Terrance C.Z. Egger, publisher of the St. Louis Post-Dispatch, announced today that he is leaving for a new career.

“Even in a job you love, sometimes 10 years is enough,” he told the staff. “This is a great newspaper with great people in a great city, and I know I would continue to be well satisfied staying many more years as publisher. I’m proud of our accomplishments, and I think the Post-Dispatch has an even more exciting future with our terrific new owner, Lee Enterprises. Still, I have found myself yearning for another good, new chapter of my life.”

He added: “At this point, I’m not exactly ready to say how I want that new chapter to begin. I’ve always said that I wanted to return to teaching some day, and I’ve also thought about other roles in the newspaper industry. Whatever course I choose, my goal is the reward of personal renewal, and it’s really not fair to talk about those things while I’m still conducting my current duties.”

He said his resignation as publisher and as a vice president of Lee Enterprises, Incorporated (NYSE: LEE), is effective May 19.
Mary Junck, chairman and chief executive officer of Lee, said a search for a successor will begin immediately.

“I’ve enjoyed working with Terry over the last year, and we’ll all miss him,” she said. “He’s been an excellent publisher, a thoughtful and gracious leader, and a valuable member of our senior executive team. We wish him the very best.”

In addition to publishing the Post-Dispatch, Egger oversees all St. Louis operations, which include STLtoday.com, STL Distribution LLC and Suburban Journals of Greater St. Louis, a group of 43 publications, including 39 twice-weekly or weekly newspapers with distribution of 1.1 million copies a week.

Egger joined the Post-Dispatch as general manager in 1996 and was appointed publisher in 1999. Previously, he was vice president/advertising for Tucson Newspapers in Tucson, Ariz., which publishes the Arizona Daily Star and Tucson Citizen and was jointly operated by Pulitzer and the Gannett Co. Inc. Egger worked as marketing services manager and later advertising director for Copley Los Angeles Newspapers before joining Tucson Newspapers in 1992. He began his newspaper career at a small bi-weekly newspaper in Southern California.

Egger is a native of Rock Island, Ill. He earned a bachelor of arts degree from Augustana College in Sioux Falls, S.D., and received a master’s degree in speech communication from San Diego State University. After graduating, he taught college communications and business-related courses in California before entering the newspaper industry.

His deep interest in education extends to his positions on the boards of Southern Illinois University-Edwardsville, Webster University and the newspaper technology training division of Southern Production Program, Inc. His charitable involvement includes serving on the board of directors for United Way of Greater St. Louis, Boy Scouts of America and St. Louis Crisis Nursery, as well as active involvement with St. Patrick’s Center for the Homeless, Mathews-Dickey Boys’ & Girls’ Club and the American Heart Association. As a civic leader in the St. Louis area, he serves on the boards of Fair St. Louis, the Regional Business Council and the Regional Commerce and Growth Association.

He and his wife, Renuka, have three children.

The Post-Dispatch became part of Lee Enterprises in June 2005 when Lee acquired Pulitzer Inc. Lee is a premier publisher of newspapers in midsize markets, with 52 dailies and a joint interest in six others, a rapidly growing online business and more than 300 weekly newspapers and specialty publications in 23 states. Lee’s newspapers have circulation of 1.7 million daily and 1.9 million Sunday, reaching more than four million readers daily. Lee’s newspaper online sites reach more than two million users, and Lee’s weekly publications have distribution of more than 4.5 million households. Lee’s newspapers include such diverse markets as Napa, Calif.; Bloomington, Ill.; Billings, Mont.; Escondido, Calif.; Madison, Wis.; and St. Louis, Mo. Lee is based in Davenport, Iowa, and its stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee Enterprises, please visit www.lee.net.

Contact: Dan.Hayes@Lee.net, (563) 383-2163

2